UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_____________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2015

HELIUS MEDICAL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Wyoming	000-55364	36-4787690
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Suite 400, 41 University Drive
Newton, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 809-2018

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On July 17, 2015, Helius Medical Technologies, Inc. (the “Company”) closed a private placement to four accredited investors, which included three institutions and one individual, consisting of an aggregate of 125,756 units at a price of $2.15 per unit for gross proceeds of approximately $270,375. On June 26, 2015, the Company closed a private placement to seven accredited investors, which included one institution and six individuals, consisting of an aggregate of 335,463 units at a price of $2.15 per unit for gross proceeds of $721,243. Each unit issued in the private placements consisted of one share of the Company’s common stock and one-half of one common share purchase warrant. Each whole warrant entitles the holder to purchase one additional share of the Company’s common stock at a purchase price of $3.00 for a period of thirty-six months. The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder for the private placements. In connection with the July 17, 2015 and June 26, 2015 private placements, the Company issued 18,978 and 7,545 warrants, respectively, to an institutional accredited investor that served as finder for the private placements. The finder’s warrants permit the holder to purchase one share of our common stock at a price of $2.15 per share for a period of thirty-six months. We relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the issuance of the finder’s warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIUS MEDICAL TECHNOLOGIES, INC.

Date: July 23, 2015

By:	/s/ Amanda Tseng
Name:	Amanda Tseng
Title:	Chief Financial Officer